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                                                                     EXHIBIT 4.1

                              UNIPHASE CORPORATION

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                           CERTIFICATE OF DESIGNATION
             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

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                              SPECIAL VOTING STOCK

     The undersigned officer of Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Company and by the Uniphase Merger Committee pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), and pursuant to authority conferred upon the Uniphase Merger Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, by Article III Section 9 of the Bylaws of the Company and by the resolutions of the Board of Directors set forth herein, at a meeting of the Board of Directors duly held on January 28, 1999 and by unanimous written consent of the Uniphase Merger Committee dated June ___, 1999:

     1. The Board of Directors on January 28, 1999 adopted the following resolutions, among others, (a) authorizing the classification of the Special Voting Stock and the issuance of one share thereof (the "Special Voting Share"), and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of such share, and (b) authorizing the Uniphase Merger Committee of the Board of Directors to act on behalf of the Board of Directors to review and approve certain matters in connection with the transactions contemplated by that certain Merger Agreement dated as of January 28, 1999, among the Company, 3506967 Canada Inc., and JDS FITEL Inc., as amended and restated (the "Merger Agreement"), which Merger Agreement, among other things, provides for the Special Voting Share:

     "RESOLVED, that the classification of one share of the Company's authorized shares of preferred stock as the Special Voting Share (as defined in the Merger Agreement) is hereby authorized and approved;

     "RESOLVED, FURTHER, that any officer of the Company be, and each hereby is, authorized to take any and all action that such officer of the Company may deem necessary or desirable under applicable law, including, without limitation, the execution of one or more Certificates of Designation under Section 151 of the General Corporation Law of the State of Delaware, to create and issue one Special Voting Share of the Company, to have such rights, privileges, restrictions and conditions as are consistent with the terms of the Merger Documents and approved by the Uniphase Merger Committee, such share to be issued in consideration of $1.00, and upon receipt by the Company of such portion of the Merger Consideration, such Special Voting Share be issued to the Trustee, to be held and exercised by such Trustee as contemplated therein and by the terms of the Trust Agreement; and

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     "RESOLVED, FURTHER, that a Committee (the "Uniphase Merger Committee"), consisting of Directors Kalkhoven, Kaplan and Lego, is hereby appointed to review and approve such matters in connection with the Transaction as the Uniphase Merger Committee and/or the Authorized Officers (as defined below) of this Company shall determine would otherwise require the review and approval of this Board of Directors as shall be reasonably required to: (i) cause the Company to perform its obligations under the Merger Documents and (ii) generally consummate the Merger Transaction in accordance with the Merger Agreement. Without limiting the powers of the Uniphase Merger Committee pursuant to the foregoing, the Uniphase Merger Committee shall have the authority to review and approve any alternative structure for the Merger Transaction, as contemplated by
Section 5.11 of the Merger Agreement."

     2. The Uniphase Merger Committee of the Board of Directors, by unanimous written consent to corporate action dated June ___, 1999 adopted the following resolution pursuant to authority conferred upon the Uniphase Merger Committee by the resolution of the Board of Directors set forth in paragraph 1:

     "RESOLVED, that the Uniphase Merger Committee hereby fixes the number, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Special Voting Stock as follows:

     "I. AUTHORIZED NUMBER AND DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as "Special Voting Stock, par value $0.001 per share" The number of shares constituting the Special Voting Stock shall be one (the "Special Voting Share").

     "II. DIVIDENDS. Neither the holder nor, if different, the owner of the Special Voting Share shall be entitled to receive Company dividends in its capacity as holder or owner thereof.

     "III. VOTING RIGHTS. The holder of record of the Special Voting Share shall be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Company at a Company meeting or in connection with a Company consent.

     "IV. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holder of the Special Voting Share shall be entitled to receive out of the assets of the Company available for distribution to the stockholders, an amount equal to $0.001 before any distribution is made on the common stock of the Company or any other stock ranking junior to the Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.

     "V. RANKING. The Special Voting Share shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Company and (ii) junior to any other class or series of capital stock of the Company.

     "VI. REDEMPTION. The Special Voting Share shall not be subject to redemption, except that at such time as no exchangeable shares ("Exchangeable Shares") of JDS Uniphase

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Canada Ltd. (other than Exchangeable Shares owned by the Company and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Company and its affiliates) shall exist, the Special Voting Share shall automatically be redeemed and canceled, for an amount equal to $0.001 due and payable upon such redemption. Upon any such redemption or other purchase or acquisition of the Special Voting Share by the Company, the Special Voting Share shall be deemed retired and canceled and may not be reissued.

     "VII. OTHER PROVISIONS. Pursuant to the terms of that certain Voting and Exchange Trust Agreement to be dated as of July 6, 1999, by and between JDS Uniphase Canada Ltd., the Company, and CIBC Mellon Trust Company, as such agreement may be amended, modified or supplemented from time to time (the "Trust Agreement"):

          (i) During the term of the Trust Agreement, the Company may not, without the consent of the holders of the Exchangeable Shares (as defined in the Trust Agreement), issue any shares of its Special Voting Stock in addition to the Special Voting Share;

          (ii) the Special Voting Share entitles the holder of record to a number of votes at meetings of holders of Company common shares equal to the number of Exchangeable Shares (as defined by the Trust Agreement) outstanding from time to time (other than the Exchangeable Shares held by the Company and its affiliates);

          (iii) the Trustee (as defined by the Trust Agreement) shall exercise the votes held by the Special Voting Share pursuant to and in accordance with the Trust Agreement;

          (iv) the voting rights attached to the Special Voting Share shall terminate pursuant to and in accordance with the Trust Agreement; and

          (v) the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such Special Voting Share shall be as otherwise provided in the Trust Agreement."

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     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be been signed by Michael C. Phillips, its Senior Vice President, and attested by Anthony R. Muller, its Secretary, whereby said Secretary affirms, under penalties of perjury, that this Certificate of Designation is the act and deed of the Company and that the facts stated herein are true, this 30th day of June, 1999.

                                       UNIPHASE CORPORATION


                                       By: /s/  MICHAEL C. PHILLIPS
                                           -----------------------------------
                                       Name:    Michael C. Phillips
                                       Title:   Senior Vice President

Attest:

By: /s/ ANTHONY R. MULLER
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Name:   Anthony R. Muller
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Title:   Secretary




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